EXHIBIT 99.1

Contacts:
Analysts: John P. Jacunski, Vice President & CFO, 330-841-8300
Media: Tim Roberts, Public Affairs Manager, 330-841-8205

WCI STEEL POSTS SECOND QUARTER LOSS;
RESTRUCTURING COMPANY TO IMPROVE
COMPETITIVENESS AND COST STRUCTURE

     WARREN, OHIO (May 13, 2003) – WCI Steel, Inc. today reported a $13.4 million loss in its second fiscal quarter and that the company was proceeding with a restructuring of its cost and debt structures to adequately fund operations and meet capital expenditure needs.

     WCI indicated that any such restructuring would need to feature a reduction in the aggregate principal amount outstanding of its $300 million Senior Secured Notes, a revised labor agreement and a significant cash infusion.

     WCI has initiated discussions with certain holders of the Senior Secured Notes and has also held initial meetings with the United Steelworkers of America to discuss revising its existing labor agreement. Furthermore, The Renco Group, Inc., WCI’s ultimate parent, has indicated that it is receptive to making the substantial cash infusion that would be an integral part of any successful financial restructuring.

     WCI also announced that it has retained Jefferies & Company, Inc. to act as its financial advisor in connection with the restructuring of its Senior Secured Notes.

     WCI President Edward R. Caine stressed that meeting customer needs was a primary focus of the company’s strategic planning process and will be a top priority during and after the restructuring.

     “We will maintain our strong commitment to customer satisfaction, providing our customers with value-added services, including high-quality products delivered on time,” Caine said. “We appreciate their support as we work to make WCI a viable and financially sound steel supplier.”

     WCI’s total liquidity was $52.5 million as of April 30, 2003, including $5.6 million in cash and $46.9 million available from its revolving credit facility. As of April 30, WCI violated a financial covenant in its revolving credit facility. At this time, WCI is discussing the granting of a waiver of the covenant violation with its lenders. WCI, however, will not make the interest payment due June 1, 2003 on its Senior Secured Notes. Payment of the interest during the 30-day grace period is dependent upon the outcome of ongoing discussions with the company’s lenders as well as its independent assessment of the feasibility of such payment in light of its liquidity.

     For the second quarter ending April 30, WCI reported a $13.4 million loss compared with an $11.8 million loss in the second quarter of fiscal year 2002. For the first six months of fiscal 2003, WCI reported a loss of $17.5 million compared with a loss of $37.4 million in the first half of fiscal 2002.

     Higher energy and raw material costs, the continuing slowdown in the U.S. manufacturing economy and increased competition due to the reopening of formerly idled steel capacity have caused product pricing to deteriorate and sales volume to decline from peaks reached in late 2002.

     For the third quarter, WCI expects to incur a net loss as shipping volume is anticipated to return to depressed levels with resultant significant pressure on pricing.

     WCI Steel is an integrated steelmaker producing more than 185 grades of custom and commodity flat-rolled steels at its Warren, Ohio facility. WCI products are used by steel service centers, convertors, electrical equipment manufacturers and the automotive and construction markets.

     Forward-Looking Statements

     Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “anticipate,” “intend,” “believe,” “foresee” and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. WCI cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: general economic and business conditions; demand for WCI’s products; changes in industry capacity and levels of imports of steel or steel products; effectiveness of the remedies under Section 201 of the Trade Act of 1974; the status of any on-going restructuring discussions or negotiations; industry trends, including product pricing, competition; currency fluctuations; the loss of any significant customers; availability of qualified personnel; major equipment failures; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; the outcome of legal matters and the risk factors detailed from time to time in WCI’s periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, WCI does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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